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                                                                       EXHIBIT 6



                          COMMERCIAL CONSOLIDATORS CORP
                          5255 YONGE STREET, SUITE 1010
                            TORONTO, ONTARIO M2N 6P4

                                   May 15, 2000

TO:      Scottish Holdings Ltd.

Dear Sirs:

         RE:      BRIDGE LOAN

         This letter will serve to confirm our agreement wherein, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you have agreed to loan Cdn $1,000,000 to Commercial Consolidators Corp. (the "Company") on the following terms and conditions:

         1. The principal amount of the loan shall be due and payable as at April 30, 2001.

         2. The loan shall bear interest at 20% per annum and shall be payable monthly in arrears on the last day of each month during the term of the loan.

         3. In consideration of you making the loan, the Company shall grant to you a warrant entitling you to acquire up to 33,333 common shares of the Company at a price of CAD $4.60 per share, said warrant exercisable for a period expiring April 30, 2001. The shares issuable upon exercise of the warrants will be subject to a four-month hold period from the date of the issuance of the warrant in accordance with the policies of the CDNX, and will not be registered under the Securities Act of 1933 as a result of which they will be subject to certain resale restrictions under that Act.

         4. The obligations of the Company will be evidenced by a promissory note in the form attached hereto.

         Accepting that the above accurately details your understanding of our agreement in this regard, could you please execute this letter where indicated and return same at your earliest convenience. We confirm that completion of this transaction and issuance of the above referenced warrant remains subject to the acceptance of CDNX.

Yours truly,

COMMERCIAL CONSOLIDATORS CORP.

Per:
Authorized Signatory

Acknowledged and agreed to this ___ day of May, 2000 by:

SCOTTISH HOLDINGS, LTD.

Per:     /s/Authorized Signatory
         -----------------------
         Authorized Signatory


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                                 PROMISSORY NOTE



CDN $1,000,000                                                     May 15, 2000

FOR VALUE RECEIVED, Michael Weingarten, of 368 Center Street, Thornhill, Ontario (the "Borrower"), promises to pay to the order of Scottish Holdings Ltd. (the "Lender") the sum of ONE MILLION DOLLARS (CDN $1,000,000) of lawful money of Canada (the "Principal Sum"), together with simple interest thereon, as herein provided.

The Principal Sum shall bear interest at 20% per annum both before and after each of maturity, default and judgment. Interest shall be accrued commencing May 31, 2000 until the Principal Sum is repaid in full.

The Principal Sum, together with all accrued and unpaid interest, shall become due and be paid in full on August 15, 2000.

The Borrower hereby waives the demand and presentment for payment, notice of non-payment, protest and notice of protest of this Note and agrees to pay and completely indemnify the Lender for all costs and expenses (including legal fees and costs) paid or incurred in collecting any monies due thereunder.

Extension of time of payment of all or any part of the amount owing hereunder at any time or times and failure of the Lender to enforce any of their rights or remedies hereunder shall not release the Borrower from its obligations hereunder or constitute a waiver of the rights of the Lender to enforce any rights and remedies thereafter.

This Note shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

The Borrower shall have the right to prepay this Note in whole or in part without penalty. Any amounts paid under the corresponding May 15, 2000 Promissory Note between Scottish Holdings Ltd. and Commercial Consolidators Corp. (copy attached) will reduce the amount due and owing under this Promissory Note.

This Agreement, while in good standing, will be kept strictly confidential between the two parties.

This Agreement is executed on the ___ day of May, 2000.




/s/Michael Weingarten                             /s/Alan Crawford
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Michael Weingarten                                Witness:  (Alan Crawford)


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